UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
December 30, 2009

BIG CAT ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-49870	61-1500382
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer ID)

PO Box 500
121 W. Merino St.
Upton, WY 82730
(Address of principal executive offices and Zip Code)

307-468-9369
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d) Appointment of New Directors.

On December 29, 2009, the Board of Directors appointed Thomas E. Wharton and David D. Brennan to serve as directors of Big Cat Energy Corporation (the “Company”) effective January 4, 2010 filling two vacant positions caused by the resignation of two directors in July 2009. Directors of the Company generally serve until the next annual meeting of shareholders or until a successor is elected and qualified.

Thomas E. Wharton, 48, Director. Mr. Wharton has served as Managing Partner for Wharton Consulting, a Wyoming Limited Liability corporation from 1998 to present. Also during that time he served as President/Owner of Herbal Remedies USA LLC, a Wyoming Limited Liability corporation, from 2001-2009. He served as interim CEO/Director for Isecuretrac Corp., of Nebraska from 2004-2006. He served as President of Poppe Tyson Interactive from 1996-1998 and served as CFO for Poppe Tyson/BJKE from 1987-1996, both companies of New York. Mr. Wharton received a BSBA degree from Creighton University in 1983. Currently, Wharton Consulting and Mr. Wharton are performing sales and marketing consulting services to Big Cat Energy Corporation.

David D. Brennan, 40, Director. Mr. Brennan has served as owner of Brennan Engineering Inc., a Wyoming corporation from 1999 to present. Mr. Brennan is active in the Gillette, Wyoming area and has business relationships through Brennan Engineering Inc. that include Marathon Oil, Devon Energy, Williams Production, RMT Company, Fidelity E&P Company and Yates Petroleum. Mr. Brennan served as a field systems engineer for Cummings Engineering, of Indiana from 1997-1999. Mr. Brennan received a BSEE degree from North Dakota State University in 1997.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG CAT ENERGY CORPORATION

Dated this 29th day of December, 2009.	BY:	RICHARD G. STIFEL
Richard G. Stifel
Principal Accounting Officer and Principal Financial Officer